                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909

PRICING SUPPLEMENT No. D2, Dated October 1, 1997 (corrected), to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.

                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE
                                ---------------

        This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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[X] Senior         [_] Subordinated       Form:
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                                          [x]Global           [_] Certified
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Principal Amount:  $100,000,000           Optional Redemption at the Option of
                                          the Corporation: [_] Yes  [X] No
Agent's Name and DTC Participant
Number: Merrill Lynch, DTC # 5132         Initial Redemption Date:
                                          Initial Redemption Percentage:
                                          Annual Redemption Percentage
Issue Price: 99.844%                        Reduction:
                                          Optional Repayment at the Option of
                                            the Holder:
Net Proceeds to Issuer: $99,844,000       [_] Yes [X] No
Agents's Commission, if Applicable:0%     Optional Repayment Dates:
Original Issue Date: October 6,1997       Optional Repayment Prices
Stated Maturity: September 30, 1999       Amortizing Note: [_] Yes  [X] No
                                          Basis or formula for amortization of
Interest Rate: 6.00% per annum            principal and/or interest of Note:
Interest Payment Dates (if other          Payment dates for amortization:
 than as specified in the Prospectus      [_] Each March 15, June 15, September
 Supplement):                             15 and December 15
March 30, 1998, September 30,             [_] Each June 15 and December 15
1998, March 30, 1999 and September        [_] Other: Each
30, 1999
Commencing: March 30, 1998                Currency Indexed Note: [_] Yes  [X] No
Regular Record Dates (if other than       Currency I:
 as specified in the Prospectus           Currency II:
 Supplement):                             Base Exchange Rate:
 Each                                     Leverage Factor "L":

Optional Interest Reset by                Principal Indexed: [_] Yes [X]
Corporation:                              [_] Principal to increase when Spot
[_] Yes  [X] No                           Rate exceeds Base Exchange Rate and
Optional Interest Reset Dates             decrease when Spot Rate is less than
                                          Base Exchange Rate.
Original Issue Discount Note:             [_] Principal to decrease when Spot
 [_] Yes  [X] No                          Rate exceeds Base Exchange Rate and
Yield to Maturity:                        decrease when Spot Rate is less than
OID for U.S. Federal Income Tax           Base Exchange Rate.
 Purposes:
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Specified Currency (check one; if        Interest Indexed: [_] Yes  [X] No
other than U.S. Dollars, see attached    [_] Interest to increase when Spot
for exchange rate and other              Rate exceeds Base Exchange Rate and
information):                            decrease when Spot Rate is less than
[X] U.S. Dollars (USD or U.S.$)          Base Exchange Rate.
[_] European Currency Units (ECU)        [_] Interest to decrease when Spot
[_] Australian Dollars (AUD or AUS$)     Rate exceeds Base Exchange Rate and
[_] British Pound (GBP or                decrease when Spot Rate is less
    UK [pounds])                         than Base Exchange Rate.
[_] Canadian Dollars (CAD or CAN$)
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other

Holder has Option to Elect payments      Commodity Indexed Note (if yes, see
in Specified Currency (if Specified      attached annex for additional
Currency is not U.S. Dollars):           information): [_] Yes  [X] No
[_] Yes  [X] No
Authorized Denominations (if other       Calculation Agent (if other than
than $1,000 and any integral multiple    Bankers Trust Company):
thereof or if Specified Currency is
not U.S. Dollars): $1,000

Optional Extensions of Stated            Other Provisions:
Maturity by the Corporation:
[_] Yes  [X] No
Extension Period:
Number of Extension Periods:
Final Maturity Date:                     Annex Attached [_]  [X] No
                                         (and incorporated herein by reference)
-------------------------------------    --------------------------------------

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The aggregate initial offering price of this offering is U.S.$99,844,000 (which, if the securities offered hereby are denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No. D2. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering, an aggregate of U.S.$149,844,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.
                    *Including other issuances on this date

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Type of Sale                        If Principal Transaction, reoffering at
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[_] Direct by Corporation           [X] varying prices related to prevailing
[_] As Agent                            market prices at the time of resale
[X] As Principal                    [_] fixed public offering price of ___%
                                        of Principal Amount
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